Exhibit 10.11

iGATE CORPORATION

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), made as of this 12th day of May, 2011 (the “Grant Date”), by and between iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555 (the “Corporation”)

and

Satish Joshi (Emp ID –1531) (the “Grantee”), a key employee of the Corporation.

WITNESSETH THAT:

WHEREAS, Grantee is now employed by the Corporation (“Corporation”, when used herein with reference to employment of Grantee, shall include any Affiliate of the Corporation as such term is defined in the iGATE Corporation 2006 Stock Incentive Plan) as a key employee; and

WHEREAS, the Corporation has adopted a compensation award strategy, the iGATE Corporation 2011 Aspirational Long Term Incentive Plan, which is a program of the iGATE Corporation 2006 Stock Incentive Plan (the “Plan”) under which the Corporation may grant to key employees of the Corporation performance share awards entitling the recipient of such an award to acquire shares of Common Stock, par value $.01 per share, of the Corporation (“Stock”) upon the attainment of specified performance goals subject to restrictions set forth in the Plan and in this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Plan; and

WHEREAS, the Corporation desires to grant a performance share award to Grantee at this time;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereby agree with each other as follows:

SECTION 1: Performance Share Award

1.1

Subject to the terms and conditions set forth herein and to the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Grantee is hereby granted, effective on the Grant Date, a performance share award (the “Award”) representing a right to acquire 88,000 shares of Stock, contingent upon satisfaction of the performance goals and other conditions set forth herein. For purposes of this Award, 88,000 shares are considered the Grantee’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Grantee’s vested Award shall be made in the form of shares of Stock, with the number of shares payable determined by reference to the Corporation’s trailing twelve month EBITDA at any fiscal quarter-end within the five-year period commencing on January 1, 2011 and ending on December 31, 2015 (the “Performance Period”) as further described in Section 2.1 herein. For purposes of the Award, “EBITDA” shall mean adjusting net income by adding interest expense (or subtracting interest income), income tax expense, depreciation and amortization, subtracting net other income and foreign exchange gains (or subtracting foreign exchange losses), and adding equity in loss of affiliated companies (or subtracting equity in gain of affiliated companies).

SECTION 2: Calculation of Potential Award

2

2.1

If at the end of any fiscal quarter within the Performance Period, the Corporation’s trailing twelve month EBITDA equals $400,000,000 (“Target EBITDA”), then the Target Amount of the Award shall be earned by Grantee. If at the end of any fiscal quarter within the Performance Period, the Corporation’s trailing twelve month EBITDA equals $500,000,000 (“Maximum EBITDA”), then, in addition to the Target Amount, an additional 88,000 shares of Stock shall be earned by Grantee. No pro-rata vesting will be granted for results achieved between Target EBITDA and Maximum EBITDA. Notwithstanding anything set forth in this Agreement, no payment shall exceed any applicable limits set forth in the Plan.

2.2

If the Award is earned, the Corporation shall cause a stock certificate to be issued in the Grantee’s name for the number of shares of Stock of the Corporation determined by the Compensation Committee to be payable pursuant to paragraph 2.1 hereof. Payment shall be made following vesting, and in no event more than two and one-half months following the end of the calendar year in which either Target EBITDA or Maximum EBITDA is achieved. In the event that any payment to a U.S. tax-payer with respect to any Award is considered to be based upon separation from service, and not compensation the Grantee could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Grantee’s termination if the Grantee is a “specified employee” under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) upon his separation from service.

SECTION 3: Forfeiture and Acceleration

3

3.1

The Grantee will not vest and will forfeit the Award immediately upon voluntary termination of employment, termination for cause or involuntary termination prior to the date of vesting of any Award as determined pursuant to Section 2. If the Grantee terminates employment with the Corporation after the vesting date as determined pursuant to Section 2, but before payment of any vested Award hereunder, such vested Award shall nonetheless be paid to the Grantee.

3.2

Notwithstanding the foregoing, upon the occurrence of the following events set forth in (a), (b), (c) and (d) below (each a “Change in Control”), the Award shall become payable immediately in the form of restricted Stock on the effective date in the Change of Control :

(a)

the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) (a “Person”) (other than the Corporation, a Subsidiary or any of their respective benefit plans or affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either (i) the then outstanding shares of Stock (the “Outstanding Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Company Voting Securities”); or

(b)

Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act); or

(c)

Approval by the stockholders of the Corporation of a reorganization, merger or consolidation or similar form of corporate transaction, involving the Corporation or any of its Subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Stock and Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Stock and Company Voting Securities, as the case may be; or

(d)

(A) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation or (B) sale or other disposition of all or substantially all of the assets of the Corporation other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

3.3

Notwithstanding Section 3.1, if the Grantee’s termination of employment occurs prior to the end of the Performance Period by reason of (i) Grantee’s death, (ii) Grantee’s permanent total disablement (covered by a long-term disability plan of the Corporation then in effect) or (iii) Grantee’s retirement, then the Grantee/Grantee’s legal heir shall be entitled to only Award vested pursuant Section 2.1 herein. If the Grantee’s termination of employment occurs as per this clause, after the vesting date as determined pursuant to Section 2, but before payment of any vested Award hereunder, such vested Award shall nonetheless be paid to the Grantee. Notwithstanding anything contained herein, the Compensation Committee of the Board at its own discretion may review on a case to case basis regarding the unvested Award in case of Grantee’s death or permanent total disablement.

SECTION 4: Miscellaneous

4

4.1

Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Award hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Committee with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the Award under the Plan, the lapsing of restrictions thereon or the delivery of certificates therefore to comply with any law or regulation in effect from time to time.

4.2

Where required by law, no later than the date of payment of any portion of the Award, the Grantee shall pay to the Corporation an amount sufficient to allow the Corporation to satisfy its tax withholding obligations applicable to the Award. To this end, the Grantee shall either:

(a)	pay the Corporation the amount of tax to be withheld in cash;

(b)

deliver to the Corporation other shares of Stock owned by the Grantee prior to such date having an aggregate Fair Market Value on the date on which the amount of tax to be withheld is determined which does not exceed the amount of tax required to be withheld (based on the statutory minimum withholding rates for federal and state tax purposes, including payroll taxes);

(c)	make a payment to the Corporation consisting of a combination of both (a) and (b) above; or

(d)

request that the Corporation cause to be withheld a number of shares of Stock otherwise due the Grantee hereunder having a Fair Market Value on the date on which the amount of tax to be withheld is determined which does not exceed the amount of tax required to be withheld (based on the statutory minimum withholding rates for federal and state tax purposes, including payroll taxes); provided, however, that shares may be withheld by the Corporation only if such withheld shares have vested).

Grantee understands that no shares of Stock shall be delivered to Grantee, notwithstanding the vesting thereof, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

4.3

For the purposes of this Agreement, the term “Subsidiary” means any corporation or other entity (other than the Corporation) in any unbroken chain of corporations or other entities, beginning with the Corporation, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic, interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

4.4

Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by Grantee of this Agreement.

4.5

Nothing herein shall be construed as giving Grantee any right to be retained in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such Grantee.

4.6

Any Award made hereunder is intended to qualify as performance-based compensation under Section 162(m) of the Code, and this Agreement, and any Award made hereunder, will be construed and administered accordingly.

4.7

This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Plan Administrator; provided however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the Award. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern.

4.8

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

iGATE CORPORATION

/s/ Mukund Srinath
Mukund Srinath
Sr. VP- Legal & Corporate Secretary

GRANTEE